EXHIBIT 10.2

THIRD AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT (this "Amendment"), with an effective date of February 14, 2018, is entered into by and among QUANTUM CORPORATION, a Delaware corporation ("Quantum", and together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the "Borrowers" and each a "Borrower"), each other Loan Party (as defined in the Credit Agreement) party hereto, the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the "Lenders" and each a "Lender") party hereto, and TCW ASSET MANAGEMENT COMPANY LLC ("TCW"), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, the "Agent").

RECITALS

A.    Agent, the Lenders, the Borrowers and the each other Loan Party from time to time party thereto are parties to that certain Term Loan Credit and Security Agreement, dated as of October 21, 2016 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the "Credit Agreement"), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

2.Amendments to Credit Agreement. Subject to the satisfaction of the conditions to effectiveness set forth in Section 3 of this Amendment and in reliance upon the representations and warranties set forth in Section 4 of this Amendment, the Credit Agreement is hereby amended as follows:

(a)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Applicable Margin" set forth therein as follows:

"Applicable Margin" shall mean the applicable rate per annum corresponding to the applicable Senior Net Leverage Ratio, all as set forth in the following table:

Senior Net Leverage Ratio	Prime Rate Loans	LIBOR Rate Loans
> 3.00x	7.25%	8.25%
> 2.50x, but < 3.00x	6.75%	7.75%
>2.00x, but < 2.50x	6.25%	7.25%
<2.00x	6.00%	7.00%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the first Business Day of the month following the date on which financial statements are required to be delivered pursuant to Section 9.8 hereof (including with respect to the last fiscal quarter of each fiscal year) after the end of each related fiscal quarter based on the Senior Net Leverage Ratio as of the last day of such fiscal quarter. Notwithstanding the foregoing, (a) until the first Business Day of the month following the date on which financial statements for the fiscal quarter ending March 31, 2019 are required to be delivered pursuant to Section 9.8 hereof, the Applicable Margin shall be (i) 7.25% with respect to Prime Rate Loans and (ii) 8.25% with respect to LIBOR Rate Loans, (b) if Borrowers fail to deliver the financial statements required by Section 9.8 hereof, and the related Compliance Certificate required by Section 9.8 hereof, by the respective date required thereunder after the end of any related fiscal quarter, if requested in writing by Agent or Required Lenders, the Applicable Margin shall be the rates corresponding to the Senior Net Leverage Ratio of > 3.00x in the foregoing table until such financial statements and Compliance Certificate are delivered (plus, if requested by Agent or Required Lenders, the Default Rate), (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing; provided, that such a reduction shall occur on the date all such Events of Default have been cured or waived in accordance with Section 16.2(b) hereof, and (d) during the PIK Interest Period, the Applicable Margin shall be increased by an amount equal to the PIK Interest Rate, with 100% of such increase being paid in kind by adding such interest to the outstanding principal amount of the Term A Loan ("PIK Interest").
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Agent determines that (a) the Senior Net Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Senior Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Senior Net Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Senior Net Leverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Senior Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then (x) the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods and (y) the amount credited to Borrowers pursuant to clause (ii) above shall be based upon the excess, if any, of the amount of interest paid by Borrowers for all applicable periods over the amount of interest that should have been paid for all such periods.
(b)Section 1.2 of the Credit Agreement is hereby amended by amending and restating clause (c)(i) of the defined term "EBITDA" as follows:

(i)    (x) extraordinary, unusual, or non-recurring non-cash costs, non-cash expenses and non-cash losses, and (y) extraordinary, unusual, or non-recurring cash costs, cash expenses and cash losses in an aggregate amount not to exceed $3,000,000 in any fiscal year commencing with the fiscal year commencing on April 1, 2018,
(c)Section 1.2 of the Credit Agreement is hereby amended by amending and restating clause (c)(xi) of the defined term "EBITDA" as follows:

(xi)    reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with cash restructuring charges up to (A) the amount of such restructuring charges actually incurred through October 31, 2017 and (B) an aggregate amount not to exceed $15,000,000 during the Term for such restructuring charges incurred after October 31, 2017, in each case, to the extent (1) the realization of the savings to Quantum and its Subsidiaries directly arising from such restructuring charges are reasonably expected by Borrowers to commence within 12 months of any such restructuring charge and (2) Agent has received evidence, in form and substance reasonably satisfactory to Agent, supporting such expectations,
(d)Section 1.2 of the Credit Agreement is hereby amended by amending the defined term "EBITDA" by: (i) amending clause (c)(xvi) set forth therein by deleting the reference to ", and" set forth therein and inserting "," in lieu thereof, (ii) amending clause (c)(xvii) set forth therein by deleting the reference to "." set forth therein and inserting "," in lieu thereof, and (iii) adding new clauses (c)(xviii) and (c)(xix) as follows:

(xviii)    without duplication of any other add-back herein, cost savings and expense reductions factually supportable and projected by Borrower in good faith to be realized as a result of specified actions taken in the fiscal quarters ending September 30, 2017, December 31, 2017 and March 31, 2018, in each case, calculated on a pro forma basis as though such cost savings and expense reductions had been realized on the first day of each applicable fiscal quarter; provided, that in any four-quarter period containing any such fiscal quarter, the amount of cost savings and expense reductions added back pursuant to this clause (xviii) shall not exceed (x) $9,800,000 with respect to the fiscal quarter ending September 30, 2017, (y) $8,100,000 with respect to the fiscal quarter ending December 31, 2017 and (z) $3,100,000 with respect to the fiscal quarter ending March 31, 2018, and
(xix)    without duplication of any other add-back herein, amounts paid by Borrowers to Agent to reimburse Agent for costs, fees and expenses incurred in connection with Agent's engagement of an independent financial advisor pursuant to Section 4.7(b) hereof, in an aggregate amount not to exceed $250,000 during the Term, minus

(e)Section 1.2 of the Credit Agreement is hereby amended by amending the defined term "EBITDA" by adding a clause (d) as follows:

(d)    the amount (if any) by which the aggregate "Total Controlled Spend" (as such term is used in the income statements of Quantum and its Subsidiaries) for any fiscal quarter exceeds $51,800,000.
(f)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Fee Letter" set forth therein as follows:

"Fee Letter" shall mean the fee letter dated the Closing Date among Borrowers and Agent, as amended, restated or otherwise modified from time to time, including as amended by the First Amendment to Fee Letter and the Second Amendment to Fee Letter.
(g)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Fixed Charges" set forth therein as follows:

"Fixed Charges" shall mean, with respect to any Person for any fiscal period, the sum of the following, without duplication (in each case determined in accordance with GAAP): (a) all Debt Payments made by such Person during such period, plus (b) all federal, state, and local income taxes paid in cash during such period (other than the German Tax Obligations in an amount not to exceed the Dollar Equivalent of €1,313,582.12 during the Term), plus (c) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; plus (d) all rent paid in cash during such period for restructured facilities; provided that, notwithstanding the foregoing, "Fixed Charges" shall not include (x) any prepayments or repayments of the Convertible Subordinated Debt made in accordance with Section 7.18 hereof during such period and (y) the amount of the Incremental Delayed Draw Term Loan repaid on June 30, 2020 in accordance with Section 2.1(b)(ii) hereof during such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ending on December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018: the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on December 31, 2017 shall be deemed to be $3,078,104.00.
(h)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Minimum PNC Qualified Cash Amount" set forth therein as follows:

"Minimum PNC Qualified Cash Amount" shall mean (a) for the period from the Third Amendment Effective Date through March 31, 2019, $5,000,000, (b) for the period from April 1, 2019 through June 30, 2019, $7,500,000, (c) for the period from July 1, 2019 through September 30, 2019, $10,000,000, and (d) at all times on and after October 1, 2019, $12,000,000.
(i)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Senior Net Leverage Ratio" set forth therein as follows:

"Senior Net Leverage Ratio" shall mean, for any Person on any date of determination, the ratio of (a) the Adjusted Funded Debt of such Person on such date,

to (b) EBITDA of such Person for the four (4) fiscal quarter period ending on or immediately prior to such date; provided that for purposes of calculating Senior Net Leverage Ratio for purposes of determining Applicable Margin, EBITDA shall be calculated without giving effect to clause (c)(xviii) of the definition of EBITDA.
(j)Section 1.2 to the Credit Agreement is hereby amended by adding each of the following defined terms thereto in their proper alphabetical order:

"Audit Committee" shall mean the audit committee of Quantum.
"Independent Investigation" shall mean the independent investigation, assisted by independent advisors, initiated by the Audit Committee in connection with the SEC Inquiry.
"PIK Interest" shall have the meaning set forth in the definition of "Applicable Margin".
"PIK Interest Rate" shall mean a rate per annum equal to 2.00%.
"PIK Interest Period" shall mean the period commencing on the Third Amendment Effective Date and ending on the earlier of (x) the date that the aggregate amount of Net Cash Proceeds received by Quantum from the issuance of Qualified Equity Interests after the Third Amendment Effective Date is at least $25,000,000 and (y) the first date thereafter on which financial statements delivered pursuant to Section 9.8 hereof demonstrate that Quantum and its Subsidiaries, on a consolidated basis, are in compliance with each of the financial covenants set forth in Section 6.5 hereof (as in effect immediately prior to the Third Amendment Effective Date) for the four (4) fiscal quarter period then ended; provided that for purposes of determining compliance with the financial covenants set forth in Section 6.5 hereof (as in effect immediately prior to the Third Amendment Effective Date) for purposes of this clause (y), EBITDA shall be calculated without giving effect to clause (c)(xviii) of the definition of EBITDA.
"SEC Inquiry" shall mean that certain inquiry initiated by the Securities and Exchange Commission on or around January 11, 2018 regarding Quantum's accounting practices and internal controls related to revenue recognition for transactions commencing April 1, 2016.
"Third Amendment" means that certain Third Amendment to Term Loan Credit and Security Agreement, dated as of the Third Amendment effective Date, by and among Quantum, the Lenders party thereto, and Agent.
"Third Amendment Effective Date" means February 14, 2018.
(k)Section 3.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)    All interest and fees under this Agreement and each Other Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a LIBOR Rate Loan shall be included in the calculation of interest. The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a LIBOR Rate Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days' interest shall be charged. Interest on all Prime Rate Loans is payable (in cash or PIK Interest, as applicable) in arrears on the last Business Day of each fiscal quarter and on the maturity of such Loans, whether by acceleration or otherwise. Interest on LIBOR Rate Loans shall be payable (in cash or PIK Interest, as applicable) on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on LIBOR Rate Loans is due on the maturity of such Loans, whether by acceleration or otherwise. For the avoidance of doubt, any PIK Interest shall be compounded on each interest payment date and added to the outstanding principal amount of the Term A Loan and, once paid, shall be treated as principal amount of the Term A Loan for all purposes of this Agreement. Following any such increase in the principal amount of the Term A Loan, interest will accrue on such increased amount.
(l)Section 4.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

4.7    Appraisals.    Agent may, in its Permitted Discretion, (a) at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current value of the Loan Parties' assets (including without limitation Intellectual Property and the LTO Program), (b) at any time after the Third Amendment Effective Date, engage the services of an independent financial advisor, and such financial advisor shall be granted by Borrowers and their Subsidiaries with full access to, and shall have the right to audit, check and inspect, the books, records, audits, correspondence and all other papers relating to the operation of each Loan Party's business, and (c) at any time during the Quality of Earnings Reporting Period, engage the services of a third party firm acceptable to Agent in its Permitted Discretion, for the purpose of performing a quality of earnings report. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowing Agent as to the identity of any such firms; provided, that it is agreed by the parties hereto that Gordon Brothers Asset Advisors, LLC shall be deemed to be an acceptable firm for purposes of appraising the value of the LTO Program. All of the fees and out-of-pocket costs and expenses of any appraisals and reports conducted, or engagement made, pursuant to this Section 4.7 shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers; provided, that Borrowers shall not be responsible to pay or reimburse Agent for any such fees and out-of-pocket costs and expenses of an independent financial advisor engaged pursuant to the foregoing clause (b) of this Section 4.7 to the extent incurred or accrued after the last day of the month in which Agent receives financial statements and the related Compliance Certificate required by Section 9.8 hereof demonstrating that Quantum and its Subsidiaries, on a consolidated basis, are in compliance with each of the financial covenants set forth in Section 6.5 hereof (as in effect immediately prior to the Third Amendment Effective Date) for the four (4) fiscal quarter period then ended; provided further, that for purposes of determining compliance with the financial covenants set forth in Section 6.5 hereof (as in effect immediately prior to the Third Amendment Effective Date) for purposes of this proviso, EBITDA shall be calculated without giving effect to clause (c)(xviii) of the definition of EBITDA. Notwithstanding the foregoing, (i) no more than one (1) quality of earnings report shall be performed at the expense of the Borrowers during the Term, (ii) no more than two (2) appraisals of Intellectual Property (which shall include, without limitation, appraisals of the LTO Program) shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (iii) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (ii), there shall be no limitation on the number or frequency of appraisals which may be conducted at the expense of the Borrowers.
(m)Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.5    Financial Covenants.
(a)    Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not less than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
December 31, 2017	1.25 to 1.00
March31, 2018 and each fiscal quarter ending thereafter	1.00 to 1.00

(b)    Senior Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Senior Net Leverage Ratio
December 31, 2017	4.50 to 1.00
March 31, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending March 31, 2019	4.25 to 1.00
June 30, 2019	3.75 to 1.00
September 30, 2019	3.25 to 1.00
December 31, 2019 and each fiscal quarter ending thereafter	3.00 to 1.00

(c)    Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
December 31, 2017	5.50 to 1.00
March 31, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending March 31, 2019	4.75 to 1.00
June 30, 2019 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2019	3.75 to 1.00
March 31, 2020 and each fiscal quarter ending thereafter	3.50 to 1.00

(d)    Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.
(n)Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.6    Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of (a) for the calendar year ending December 31, 2018, $12,000,000, and (b) for each calendar year ending thereafter, $15,000,000.
(o)Section 9.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.7    Annual Financial Statements. Furnish Agent within (i) ninety (90) days after the end of each fiscal year (other than the 2018 fiscal year) and (ii) one hundred twenty (120) days after the end of the 2018 fiscal year, audited financial statements of Quantum and its Subsidiaries, on a consolidated basis and unaudited financial statements of Quantum and its Subsidiaries, on a consolidating basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to Agent (the "Accountants") and certified without qualification (except, solely with respect to the 2018 fiscal year, to the extent such qualification solely is due to the projected, potential or possible failure to comply with any covenant under this Agreement or the Revolving Loan Agreement during the one year period following the date such certification is delivered). The reports described in this Section shall be accompanied by a Compliance Certificate.
(p)Section 9.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.14    SEC Inquiry. (a) Furnish Agent, promptly, but in any event within three (3) Business Days following delivery or receipt thereof, copies of all notices and other communications sent or received by Quantum in connection with the SEC Inquiry, (b) notify Agent, promptly, but in any event within three (3) Business Days thereof, of any material update or development in connection with the Independent

Investigation, and (c) furnish Agent, promptly, but in any event within three (3) Business Days following the creation, delivery or receipt thereof, copies of all reports, summaries or findings prepared by, or any other material written communication received from, the Audit Committee; provided that Quantum shall not be required to furnish to Agent any document, information or other matter (i) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or (ii) that is subject to attorney-client or similar privilege, or constitutes attorney work-product.
(q)Section 10.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

10.15    SEC Inquiry. Either (a) any material update or development has occurred, or finding reached, in connection with the SEC Inquiry or the Independent Investigation which could reasonably be expected to result in a Material Adverse Effect, or (b) the SEC Inquiry or the Independent Investigation has discovered, determined or ruled that any consolidated financial statements of Quantum and its Subsidiaries were materially misleading in the reasonable judgment of Agent; or
3.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party and each Lender;

(b)Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of that certain Second Amendment to Fee Letter of even date herewith between Borrowers and Agent (the "Second Amendment to Fee Letter");

(c)Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of that certain Fourth Amendment to Revolving Credit and Security Agreement, dated as of the date hereof, among Revolving Loan Agent, the Revolving Loan Lenders party thereto and the Loan Parties;

(d)Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of that certain Second Amendment to Intercreditor Agreement, dated as of the date hereof, among Agent, Revolving Loan Agent and the Loan Parties;

(e)Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of that certain Amendment No. 1 to Warrant To Purchase Stock, dated as of the date hereof, between Quantum and Agent or one of its Affiliates;

(f)Agent shall have received evidence that proceeds in an amount not less than $7,000,000 released from a Blocked Account at PNC shall have been used to repay outstanding Advances;

(g)Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of resolutions of the board of directors (or other equivalent governing body or member) of each Loan Party authorizing the execution, delivery and performance of this Amendment;

(h)Agent shall have received all fees payable to Agent and Lenders pursuant to the terms of the Fee Letter;

(i)All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel; and

(j)on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

4.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate powers, as applicable, (ii) have been duly authorized by all necessary corporate action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Revolving Loan Documents, (iv) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect or (y) any immaterial Consents of any Governmental Body, all of which will have been duly obtained, made or complied with prior to the date hereof and which are in full force and effect on the date hereof, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Revolving Loan Documents;

(e)each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof)) as of such earlier or specified date; and

(g)after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

5.Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

6.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

7.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

8.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

9.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

10.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

11.Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which such Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, any of the Other Documents or transactions thereunder or related thereto; provided that nothing contained herein shall release any Releasee from any Claims resulting from the gross negligence, willful misconduct or material breach of the Credit Agreement or any of the Other Documents by any Releasee as determined by a court of competent jurisdiction in a final non-appealable judgment or order or for any Claim arising with respect to obligations arising under this Amendment or the documents entered into as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

LOAN PARTIES:	QUANTUM CORPORATION, as Borrower By: /s/ Fuad Ahmad Name:Fuad Ahmad Title:Chief Financial Officer

AGENT AND LENDERS:	TCW ASSET MANAGEMENT COMPANY LLC, as Agent and a Lender By: /s/ Suzanne Grosso Name:Suzanne Grosso Title:Managing Director
TCW DIRECT LENDING, LLC, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By: /s/ Suzanne Grosso Name:Suzanne Grosso Title:Managing Director
WEST VIRGINIA DIRECT LENDING LLC, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By: /s/ Suzanne Grosso Name:Suzanne Grosso Title:Managing Director
TCW SKYLINE LENDING, L.P., as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By: /s/ Suzanne Grosso Name:Suzanne Grosso Title:Managing Director